Exhibit 99.01

NEWS RELEASE for October 28, 2004 at close of market

Contact:	CardioGenesis Corporation Christine Ocampo, Chief Financial Officer 714-649-5000 cocampo@cardiogenesis.com

CARDIOGENESIS COMPLETES $6.0 MILLION
FINANCING FROM LAURUS FUNDS

FOOTHILL RANCH, CA (October 28, 2004) . . . CardioGenesis Corporation (OTCBB: CGCP.OB), the market leader in surgical products and accessories used in angina-relieving Transmyocardial Revascularization (TMR) and Percutaneous Myocardial Channeling (PMC) procedures, today announced that it has closed a $6.0 million convertible financing facility from Laurus Master Fund, Ltd. (“Laurus Funds”). The convertible note, which bears a three-year term at an interest rate equal to prime plus 2% per annum, is convertible into shares of CardioGenesis common stock at a premium to current market price, subject to certain conditions and customary anti-dilution adjustments. In connection with the financing, CardioGenesis issued Laurus Funds a common stock purchase warrant to purchase up to 2.64 million shares of CardioGenesis common stock. The net proceeds of approximately $5.8 million will be primarily used to support the Company’s introduction and launch of a number of new products for its TMR business and to fund a variety of research and development opportunities. Additional details about the financing are disclosed in the Company’s Form 8-K filing.

     Chairman, President and CEO Michael J. Quinn said, “We are on the threshold of extending our market leadership with the introduction of a number of innovative new products for the cardiothoracic surgeon, several of which will enable minimally invasive techniques for TMR. These product initiatives, each of which was designed and developed in concert with leading surgeons, represent forward thinking in the application of patient-centered therapies.”

     Quinn explained that the results replicated in multiple randomized trials demonstrate that TMR provides significant and sustained angina relief and improved quality of life. Over 30,000 patients suffering from severe angina have been treated with TMR to date. In an effort to build upon both the controlled and real world experience, the Company has listened to key cardiothoracic surgeons, cardiologists, and their patients to systematically develop tools essential for the minimally invasive application of this important therapy. Experience demonstrates that minimally invasive techniques provide the opportunity to extend treatment to more patients and the potential to reduce the operative morbidity of a standard surgical procedure.

     Quinn added, “The completion of this financing from Laurus Funds has provided us with the additional balance sheet strength to enable the timely and effective launch of these important new products, which we believe can dramatically increase the number of TMR procedures being performed worldwide. In addition, we expect to also drive our revenue growth by bringing additional cardiac operating room products to market that will leverage our existing strong surgeon and hospital relationships.”

     “The financing provides the Company with the capital resources to develop the TMR and PMC business outside the United States while pursuing PMC approval from the FDA,” Quinn explained. “We are working closely with the FDA in clarifying and formalizing the clinical research requirements necessary to achieve approval for PMC in the United States. Once that is clarified and the related costs are clearly understood, we expect to move forward, either on our own or with a corporate partner in the interventional cardiology arena. While we are committed to seeing PMC through to approval, our entire organization is focused on rapidly growing our TMR cardiac surgery business, including more targeted activity outside the United States.”

     The Company also amended its Shareholder Rights Agreement dated August 17, 2001, as amended, to provide that the initial issuance of the securities to the investors would not trigger the Rights Agreement and to exclude the warrants from the calculation of beneficial ownership under the Rights Agreement unless and until the warrants are exercised.

     CardioGenesis will release its financial results for the third quarter and first nine months ended September 30, 2004, before the market opens on Wednesday, November 10, 2004. That same day, at 4:30 p.m. EST (1:30 p.m. PST), CardioGenesis’ senior management will host a conference call which will be broadcast live over the Internet to discuss the Company’s results for the quarter and comment on the current progress of the business.

About CardioGenesis Corporation

     CardioGenesis is a medical device company specializing in the treatment of cardiovascular disease and is a leader in devices that stimulate cardiac angiogenesis. The Company’s market leading Holmium: YAG laser system and disposable fiber-optic accessories are used to perform a FDA-cleared surgical procedure known as Transmyocardial Revascularization (TMR) to treat patients suffering from angina. Surgical products and accessories for the CardioGenesis TMR procedure, which are marketed in the U.S. and around the world, have been shown to reduce angina and improve the quality of life in patients with coronary artery disease. Surgical products and accessories for the Company’s minimally invasive Percutaneous Myocardial Channeling (PMC) procedure are currently being marketed in Europe and other international markets.

     For more information on the Company and its products, please visit the CardioGenesis website at www.cardiogenesis.com or the patient and physician website at www.HeartOfNewLife.com. HeartOfNewLife.com is a resource for patients and physicians which provides medical information on TMR.

     With the exception of historical information, the statements set forth above include forward-looking statements. Any forward-looking statements in this news release related to the Company’s sales, profitability, the adoption of its technology and products and FDA clearances are based on current expectations and beliefs and are subject to numerous risks and uncertainties, many of which are outside the Company’s control, that could cause actual results to differ materially. Factors that could affect the accuracy of these forward-looking statements include, but are not limited to: any inability by the Company to sustain profitable operations or obtain additional financing on favorable terms if and when needed; any failure to obtain required regulatory approvals; failure of the medical community to expand its acceptance of TMR or PMC procedures; possible adverse governmental rulings or regulations, including any FDA regulations or rulings; the Company’s ability to comply with international and domestic regulatory requirements; possible adverse Medicare or other third-party reimbursement policies or adverse changes in those policies; any inability by the Company to ship product on a timely basis; the Company’s ability to manage its growth; adverse economic developments that could adversely affect the market for our products or our ability to raise needed financing; actions by our competitors; and the Company’s ability to protect its intellectual property. Other factors that could cause

CardioGenesis’ actual results to differ materially are discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, and the Company’s other recent SEC filings. The Company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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